Filed Pursuant to Rule 424(b)(3)
Registration Number 333-145807

$1,200,000,000

3.125% Convertible Notes due 2012 and
Shares of Common Stock Issuable Upon Conversion Thereof

Prospectus Supplement No. 1 dated September 12, 2007
to the Prospectus dated August 30, 2007

This prospectus supplement relates to an aggregate principal amount of $1.2 billion 3.125% convertible notes due 2012 and the 10,142,040 shares of our common stock issuable upon conversion of the notes at the initial conversion rate of 8.4517 shares of common stock per $1,000 principal amount of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated August 30, 2007, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “NIHD.”

See “Risk Factors” beginning on page 4 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 48 of the prospectus. To the extent that a selling security holder is listed in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling security holder updates and amends the information in the prospectus.

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Absolute Strategies Fund, Forum Funds Trust	$800,000	*	—	6,761	—	—
ACE Tempest Reinsurance Ltd.	$3,305,000	*	—	27,932	—	—
ACIG Insurance Company	$165,000	*	—	1,394	—	—
Advent Convertible Arbitrage Master Fund	$4,389,000	*	—	37,094	—	—
Advent Enhanced Phoenix	$5,000,000	*	—	42,258	—	—
Alabama Children’s Hospital Foundation	$125,000	*	—	1,056	—	—
Alcon Laboratories	$284,000	*	—	2,400	—	—
Alexandra Global Master Fund Ltd.	$4,000,000	*	—	33,806	—	—
Allstate Insurance Company	$3,000,000	*	435,888	25,355	435,888		*
American Beacon Funds	$225,000	*	—	1,901	—	—
Aristeia International Limited	$50,581,000	4.22%	—	427,495	—	—
Aristeia Partners LP	$4,419,000	*	—	37,348	—	—
Arkansas PERS	$1,750,000	*	—	14,790	—	—
Arkansas Teacher Retirement System	$2,825,000	*	—	23,876	—	—
Arlington County Employees Retirement System	$2,255,000	*	—	19,058	—	—
Asante Health Systems	$430,000	*	—	3,634	—	—
Attorney’s Title Insurance Fund	$150,000	*	—	1,267	—	—
Aventis Pension Master Trust	$390,000	*	—	3,296	—	—
Bank of America Pension Plan	$2,700,000	*	—	22,819	—	—
Baptist Health of South Florida	$630,000	*	—	5,324	—	—
BNP Paribas Arbitrage	$2,500,000	*	—	21,129	—	—
Boilermakers — Blacksmith Pension Trust	$3,830,000	*	—	32,370	—	—
British Virgin Islands Social Security Board	$94,000	*	—	794	—	—
Cal Farley’s Boys Ranch Foundation	$305,000	*	—	2,577	—	—
CALAMOS Convertible and High Income Fund	$18,000,000	1.50%	—	152,130	—	—
CALAMOS Convertible Fund — CALAMOS Investment Trust	$7,200,000	*	—	60,852	—	—
CALAMOS Convertible Opportunities and Income Fund	$14,000,000	1.17%	—	118,323	—	—
CALAMOS Global Dynamic Income Fund	$5,500,000	*	—	46,484	—	—
CALAMOS Global Growth & Income Fund — CALAMOS Investment Trust	$17,000,000	1.42%	—	143,678	—	—
CALAMOS Global Opportunities Fund LP	$850,000	*	—	7,183	—	—
CALAMOS Global Total Return Fund	$3,000,000	*	—	25,355	—	—
CALAMOS Growth & Income Fund — CALAMOS Investment Trust	$62,484,000	5.21%	—	528,096	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust	$450,000	*	—	3,803	—	—
CALAMOS High Yield Fund — CALAMOS Investment Trust	$2,800,000	*	—	23,664	—	—
CALAMOS Strategic Total Return Fund	$17,500,000	1.46%	—	147,904	—	—
CEMEX Pension Plan	$210,000	*	—	1,774	—	—
Chrysler Corporation Master Retirement Trust	$14,750,000	1.23%	—	124,662	—	—
Citadel Equity Fund, Ltd.	$55,000,000	4.58%	—	464,843	—	—
Citigroup Global Markets Inc.	$1,000,000	*	—	8,451	—	—
City of Knoxville Pension System	$252,000	*	—	2,129	—	—
CNH CA Master Account, L.P.	$10,000,000	*	—	84,517	—	—
Columbia Convertible Securities Fund	$8,000,000	*	—	67,613	—	—
Congregation of the Sisters of Charity of the Incarnate Word	$150,000	*	—	1,267	—	—
Consolidated Fund of the R.W. Grand Lodge of F. & A.M. of Pennsylvania	$180,000	*	—	1,521	—	—
CQS Convertible and Quantitative Strategies Master Fund	$10,000,000	*	—	84,517	—	—
Delaware Public Employees Retirement System	$8,305,000	*	—	70,191	—	—
Delta Air Lines Master Trust — CV	$2,210,000	*	—	18,678	—	—
Delta Airlines Master Trust	$850,000	*	—	7,183	—	—
Delta Pilots Disability and Survivorship Trust	$510,000	*	—	4,310	—	—
Delta Pilots Disability and Survivorship Trust -CV	$1,760,000	*	—	14,874	—	—
Domestic & Foreign — Advent Capital	$52,000	*	—	439	—	—
Dorinco Reinsurance Company	$1,150,000	*	—	9,719	—	—
Dunham Appreciation and Income Fund	$450,000	*	—	3,803	—	—
Engineers Joint Pension Fund	$210,000	*	—	1,774	—	—
Equity Overlay Fund, LLC	$1,800,000	*	—	15,213	—	—
F.M. Kirby Foundation, Inc.	$2,535,000	*	—	21,425	—	—
Florida Power & Light	$2,433,000	*	—	20,562	—	—
Forest Global Convertible Master Fund L.P.	$2,753,000	*	—	23,267	—	—
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	$304,000	*	—	2,569	—	—
FPL Group Employees Pension Plan	$725,000	*	—	6,127	—	—
Georgia Healthcare	$155,000	*	—	1,310	—	—
GLG Market Neutral Fund	$15,000,000	1.25%	—	126,775	—	—

				Shares of
	Principal Amount			Common		Common Stock Owned
	of Notes			Stock	Conversion	Upon Completion
	Beneficially	Percentage		Beneficially	Shares of	of the Offering
	Owned and	of Notes		Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding		Offering(1)	Offered(2)	of Shares	Percentage(3)

Goldman Sachs & Co. Profit Sharing Master Trust	$348,000		*	—	2,941	—	—
Governing Board Employees Benefit Plan for the City of Detroit	$32,000		*	—	270	—	—
Grady Hospital	$78,000		*	—	659	—	—
HFR CA Global Opportunity Master Trust	$913,000		*	—	7,716	—	—
HFR CA Opportunity Master Fund	$120,000		*	—	1,014	—	—
HFR RVA OP Master Trust	$933,000		*	—	7,885	—	—
HFR RVA Select Performance Master Trust	$258,000		*	—	2,180	—	—
Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust	$91,000		*	—	769	—	—
Independence Blue Cross	$429,000		*	—	3,625	—	—
INOVA Health Care Services	$820,000		*	—	6,930	—	—
INOVA Health System Retirement Plan	$250,000		*	—	2,112	—	—
Institutional Benchmark Master Fund Ltd.	$614,000		*	—	5,189	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	$500,000		*	—	4,225	—	—
Institutional Benchmark Series Ltd.	$361,000		*	—	3,051	—	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$1,440,000		*	—	12,170	—	—
International Truck & Engine Corporation Retiree Health Benefit Trust	$860,000		*	—	7,268	—	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$785,000		*	—	6,634	—	—
Jefferies Umbrella Fund Global Convertible Bond	$9,800,000		*	—	82,826	—	—
John Deere Pension Trust	$1,200,000		*	—	10,142	—	—
KBC Convertibles MAC 28 Limited	$625,000		*	—	5,282	—	—
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC	$1,250,000		*	—	10,564	—	—
Knoxville Utilities Board Retirement System	$175,000		*	—	1,479	—	—
Lehman Brothers, Inc.	$5,000,000		*	—	42,258	—	—
Louisiana CCRF	$370,000		*	—	3,127	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Lyxor / Forest Fund Limited	$4,745,000	*	—	40,103	—	—
Lyxor Master Trust Fund	$130,000	*	—	1,098	—	—
Mackay Shields LLC	$16,537,000	1.38%	113,200	139,765	113,200		*
Macomb County Employees’ Retirement System	$410,000	*	—	3,465	—	—
Meriter Heath Services, Inc. Employee Retirement Plan	$160,000	*	—	1,352	—	—
Microsoft Capital Group, L.P.	$1,475,000	*	—	12,466	—	—
Millennium Partners, L.P.	$5,000,000	*	—	42,258	—	—
Mohican VCA Master Fund, Ltd.	$2,400,000	*	—	20,284	—	—
Munson Medical Center Retirement Plan	$148,000	*	—	1,250	—	—
Munson2 Healthcare Board Designated Operating Fund	$163,000	*	—	1,377	—	—
National Railroad Retirement Investment Trust	$7,935,000	*	—	67,064	—	—
Nicholas Applegate U.S. Convertible Fund	$1,140,000	*	—	9,634	—	—
North Dakota State Investment Board	$883,000	*	—	7,462	—	—
North Slope Borough	$370,000	*	—	3,127	—	—
Oakwood Assurance Company Ltd.	$56,000	*	—	473	—	—
Oakwood Healthcare Inc. — OHP	$16,000	*	—	135	—	—
Oakwood Healthcare Inc. — Professional Liability	$12,000	*	—	101	—	—
Oakwood Healthcare Inc. — Working Capital	$39,000	*	—	329	—	—
Oakwood Healthcare Inc. Endowment / A & D	$11,000	*	—	92	—	—
Oakwood Healthcare Inc. Funded Depreciation	$115,000	*	—	971	—	—
Oakwood Healthcare Inc. Pension	$292,000	*	—	2,467	—	—
Occidental Petroleum	$189,000	*	—	1,597	—	—
OCM Convertible Trust	$4,670,000	*	—	39,469	—	—
OCM Global Convertible Securities Fund	$1,860,000	*	—	15,720	—	—
OZ Special Funding (OZMD) LP	$24,652,000	2.05%	—	208,351	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	$450,000	*	—	3,803	—	—
Peoples Benefit Life Insurance Company Teamsters	$12,300,000	1.03%	—	103,955	—	—
Platinum Grove Contingent Capital Master Fund	$22,500,000	1.88%	—	190,163	—	—
Police & Fire Retirement System of the City of Detroit	$316,000	*	—	2,670	—	—
Port Authority of Allegheny County Consolidated Trust Fund	$75,000	*	—	633	—	—

				Shares of
	Principal Amount			Common		Common Stock Owned
	of Notes			Stock	Conversion	Upon Completion
	Beneficially	Percentage		Beneficially	Shares of	of the Offering
	Owned and	of Notes		Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding		Offering(1)	Offered(2)	of Shares	Percentage(3)

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$800,000		*	—	6,761	—	—
Prisma Foundation	$530,000		*	—	4,479	—	—
Pro-Mutual	$517,000		*	—	4,369	—	—
Quattro Fund Ltd.	$3,750,000		*	—	31,693	—	—
Quattro Multistrategy Masterfund LP	$300,000		*	—	2,535	—	—
Qwest Occupational Health Trust	$1,015,000		*	—	8,578	—	—
Qwest Pension Trust	$6,170,000		*	—	52,146	—	—
Raytheon Enhanced Master Pension Trust	$3,607,000		*	—	30,485	—	—
Raytheon Phoenix	$2,016,000		*	—	17,038	—	—
Redbourn Partners Ltd.	$5,800,000		*	—	49,019	—	—
Retail Clerks Pension Trust #2	$1,200,000		*	—	10,142	—	—
Rhythm Fund, Ltd.	$625,000		*	—	5,282	—	—
Sage Capital Management, LLC	$1,000,000		*	—	8,451	—	—
San Diego City Retirement System	$1,180,000		*	—	9,973	—	—
San Diego County Employee Retirement Association	$1,015,000		*	—	8,578	—	—
San Francisco City & County ERS	$809,000		*	—	6,837	—	—
SCI Endowment Care Common Trust Fund — Regions Bank	$225,000		*	—	1,901	—	—
SCI Endowment Care Common Trust Fund — SunTrust Bank	$90,000		*	—	760	—	—
SCI Endowment Care Common Trust Fund — US Bank, NA	$48,000		*	—	405	—	—
Seattle City Employee Retirement System	$225,000		*	—	1,901	—	—
Silvercreek II Limited	$4,500,000		*	12,675	38,032	12,675		*
Silvercreek Limited Partnership	$6,000,000		*	16,900	50,710	16,900		*
SPT	$2,400,000		*	—	20,284	—	—
Steelhead Pathfinder Master LP	$2,650,000		*	—	22,397	—	—
Teachers Retirement System of the City of New York	$3,139,000		*	—	26,529	—	—
The California Wellness Foundation	$850,000		*	—	7,183	—	—
The City University of New York	$82,000		*	—	693	—	—
The Dow Chemical Company Employees’ Retirement Plan	$2,450,000		*	—	20,706	—	—
The Global Convertible Opportunities Fund Limited	$4,000,000		*	—	33,806	—	—
Thomas Weisel Partners, LLC	$5,500,000		*	—	46,484	—	—
Topaz Fund	$5,000,000		*	—	42,258

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Trust for the Defined Benefit Plans of ICI American Holdings, Inc.	$1,270,000	*	—	10,733	—	—
Trustmark Insurance	$202,000	*	—	1,707	—	—
UBS AG London FBO WCBP	$10,000,000	*	—	84,517	—	—
Union Carbide Retirement Account	$1,250,000	*	—	10,564	—	—
Univar USA Inc. Retirement Plan	$610,000	*	—	5,155	—	—
Universal Investment Gesellschaft MBH Ref Aventis	$5,500,000	*	—	46,484	—	—
UnumProvident Corporation	$2,460,000	*	—	20,791	—	—
US Bank FBO Essentia Health Services	$220,000	*	—	1,859	—	—
Vanguard Convertible Securities Fund, Inc.	$24,110,000	2.01%	—	203,770	—	—
Vicis Capital Master Fund	$21,000,000	1.75%	—	177,485	—	—
Virginia Retirement System	$14,830,000	1.24%	—	125,338	—	—
Wachovia Capital Markets LLC	$1,500,000	*	—	12,677	—	—
Waterstone Market Neutral Mac 51 Fund, Ltd.	$18,538,000	1.54%	—	156,677	—	—
Waterstone Market Neutral Master Fund, Ltd.	$33,462,000	2.79%	—	282,810	—	—
Wells Fargo & Company	$20,000,000	1.67%	—	169,034	—	—
Zurich Institutional Funds, Wandelanleihen	$2,700,000	*	—	22,819	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 8.4517 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 172,897,254 shares of our common stock outstanding as of August 2, 2007.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.